SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                    Current Report Pursuant to Section 13 or
                       15(d) of The Securities Act of 1934



                Date of Report (Date of earliest event reported):
                      October 12, 2000 (September 27, 2000)



                                  EQUITEX, INC.
             (Exact name of registrant as specified in its charter)


Delaware                            0-12374                           84-0905189
--------------------------------------------------------------------------------
(State or other                   (Commission                   (I.R.S. Employer
jurisdiction                     File Number)               Identification No.)
of incorporation)




                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                ------------------------------------------------
               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code: (303) 796-8940





         (Former name or former address, if changed since last report.)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     Effective September 27, 2000, Equitex, Inc. ("Equitex" or the "Company") completed the acquisition by merger of all of the issued and outstanding common stock of The Meridian Residential Group, Inc. ("Meridian") through the Company's wholly-owned subsidiary, GR.com, Inc., in exchange for 425,000 shares of Series F Convertible Preferred Stock (the "Series F Preferred Stock"). The Meridian Residential Group was acquired from its principal shareholders Mr. David Brecher and Mr. Howard Zuckerman (the "Meridian Shareholders"). Neither Meridian nor Messrs. Brecher and Zuckerman are affiliated with the Registrant.

     The Series F Preferred Stock has a stated value of $8.00 per share and is convertible into shares of the Company's common stock any time and from time to time at the option of the holders until March 7, 2004, at a conversion price of $7.00 per share. On March 7, 2004, all remaining outstanding Series F Preferred Stock shall be automatically converted into shares of the Company's common stock. To the extent that the holders realize proceeds from the sale of the shares of common stock in an amount that is less than conversion price, the Company has agreed to issue the holders additional shares of common stock having a market value equal to any such deficiency.

     In addition, the Company's wholly owned subsidiary, Equitex 2000, Inc., agreed to issue additional shares of its common stock to the Meridian Shareholders having a market value, at the time of issuance, equal to 20% of the annual increase in pre-tax net earnings compared to the immediately preceding year of the Meridian business for each of the five years subsequent to closing, commencing with the year ending December 31, 2000. The aggregate market value of the additional shares of the Company's common stock cannot exceed (i) $3,440,000 and (ii) without shareholder approval, 19.9% of the Company's currently outstanding common stock.

     In connection with the Meridian acquisition, the Company's majority owned subsidiary, nMortgage, Inc. ("nMortgage"), acquired from Meridan Capital Group, LLC, the proprietary business model, website, trademarks, corporate names and all related intellectual property rights related to the Meridian GreatRate.com business, including the names GreatRate.com and GreatRateMortgage.com for a cash purchase price of $850,000. The Company utilized funds received from the sale of 1,300 shares of its Series G Convertible Preferred Stock for this transaction.

     The Meridian Shareholders have the right at any time and from time to time prior to March 7, 2004, to exchange up to 50% of the shares of the Company's common stock received upon conversion of the Series F Preferred Stock, or in connection with the merger, for shares of nMortgage common stock. Each share of the Company's common stock will be exchanged for shares of nMortgage common stock in accordance with the ratio determined by dividing (i) the greater of the then market price of the Company's common stock or $8.00 by (i) the lesser of the market price of the nMortgage common stock or $1.00.

     Meridian is a provider of mortgage management services and E commerce infrastructure platforms to the mortgage industry. It is developing a web-based strategy called GreatRate.com with the web address bearing the same name www. GreatRate.com. Through this site, Meridian is developing web based mortgage products for both business to consumer and business to business applications.

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

Item 7. Financial Statements and Exhibits.

(a)      Financial Statements of Business Acquired.

         Financial Statements for Meridian as described in Item 2, above, will be filed by amendment to this Form 8-K.

(b)      Pro-forma financial information.

         Pro-forma financial information reflecting the effect of the merger as described in Item 2, above, will be filed by amendment to this Form 8-K.

(c)      Exhibits.

         2.1 Agreement and Plan of Merger by and among Equitex, Inc., a Delaware corporation, GR.com, Inc., a Delaware corporation and a wholly owned subsidiary of Equitex, Howard J. Zuckerman, David Brecher, Meridian Capital Group, LLC, and The Meridian Residential Group, Inc. (FILED HEREWITH.)

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EQUITEX, INC.



Date: October 12, 2000                 By: /s/ Thomas B. Olson
                                           --------------------------
                                           Thomas B. Olson, Secretary


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